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                                                                     Exhibit 4.9

                              CONSULTING AGREEMENT



THIS CONSULTING AGREEMENT is entered into as of October 26, 2000 by and between COI SOLUTIONS, INC. a Nevada corporation (the "Company"), Gordon Novak, an individual (the "Consultant")



                                   WITNESSETH:

         WHEREAS, the Company desires to receive the benefit of the expertise, knowledge and experience of the Consultant in connection business services provided to the Company;


         WHEREAS, each of the Company and the Consultant desires to enter into this Consulting Agreement;


         NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties set forth herein, the parties hereby agree as follows;


         1.       Term and Services.

                  a. Commencing as of the date hereof, and continuing thereafter through October 26, 2001 (the "Consulting Period"), the Consultant shall consult with the company in an advisory capacity when reasonably requested to do so by the Company in connection with the Company's business; provided that the consultations shall be performed in the place or places and at the time or times and in the manner that shall be reasonably acceptable to the Consultant.


                   b. The Consultant has extensive experience in international trade and the negotiation of multi-national contracts. The Consultant will use this expertise in advising the Company on such matters as are related to his experience. The Consultant will also introduce business opportunities in Europe to the Company.


         2. Compensation. As compensation for performing consulting services for the Company during the Consulting Period, the Company shall cause One Hundred Fifty Thousand (150,000) shares of its Common Stock, par value $.001 per share, to be issued to the Consultant. The Company use its best efforts to register such shares on Form S-8 as soon as practicable.



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         3.       Proprietary Information.

                  a. Upon termination of this Consulting Agreement for any reason, the Consultant shall forthwith deliver or cause to be delivered to the Company any and all "proprietary information" including drawings, notebooks, keys, data and other documents and materials belonging to the Company which is in his possession or under his control relating to the Company or the Company's Business, and will deliver upon such expiration any other property of the Company which is in his possession or under his control.

                  b. For purposes of this Consulting Agreement, the term "proprietary information" shall mean any information relating to the Company's Business that has not previously been publicly released by duly authorized representatives of the Company and shall included, without limitation, information included in all drawings, designs, plans, proposals, marketing and sales programs, financial information, costs, pricing information, customer information and all methods, concepts or ideas in or reasonably related to the Company's Business. The Consultant understands and agrees that all "proprietary information" conceived by him either along or with others or provided to him by the Company or others is the sole and exclusive property of the Company.


         4.       Miscellaneous Provision.

                  a. Neither the Consultant nor the Company may at any time assign this consulting Agreement nor any right or interest hereunder. This Consulting Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.


                  b. For purposes of the Consulting Agreement, the term "Company" shall mean and include any and all subsidiaries, parents and affiliated companies of the company in existence from time to time.

                  c. Any notice, request, instruction or other documentation required or permitted to be given hereunder shall be sufficient if in writing and had delivered or sent by United States or Canadian mail, certified mail, return receipt requested, to the parties at their respective addressees. Either party may change the address to which notices shall be delivered by notice given to the other party as provided herein. For all purposes, the date of the giving of any notice hereunder shall be the date of the hand delivery or three days after the mailing thereof.


                  d. This Consulting Agreement contains the entire agreement of the parties with respect to the subject matter hereof and any and all prior negotiations, agreements or understandings relating thereto, whether written or oral, are superseded hereby. This Consulting Agreement may not be changed, modified, extended, renewed or supplemented and no provision



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hereof may be waived, except by an instrument in writing signed by the party against whom enforcement or any changed, modification, extension, renewal supplement or waive is sought.


                  e. This Consulting Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the principles of law thereof.

                  f. The invalidity of any portion of this Consulting Agreement shall not affect the enforceability of the remaining portions of this Consulting Agreement or any part thereof, all of which are inserted herein conditionally on their being valid in law. In the event that any portion or portions contained herein shall be declared invalid by a court of competent jurisdiction, this Consulting Agreement shall be construed so as to make such portion or portions valid or, if such construction is not legally possible, as if such invalid portion or portions had not been inserted.


                  g. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver or relinquishment of any of such terms, covenants or conditions, nor shall any waiver of relinquishment or any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.



         IN WITNESS WHEREOF, the parties have executed and delivered this Consulting Agreement as of the date first written above.


                                    COI SOLUTIONS, INC.


                                    By:/s/ ROBERT JONES
                                       ---------------------------------
                                             Robert Jones
                                             President


                                    /s/  GORDON NOVAK
                                    ---------------------------------
                                             Gordon Novak
474 Bathurst St., 2nd Floor
Toronto, ON M5T 2S6